Advanced Series Trust
For the fiscal period ended 12/31/10
File number 811-5186

SUB-ITEM 77D
      Policies With Respect to Security Investment


ADVANCED SERIES TRUST

AST Value Portfolio

PROSPECTUS DATED MAY 1, 2010
SUPPLEMENT DATED AUGUST 19, 2010

This supplement sets forth changes to the Prospectus, dated
May 1, 2010, of Advanced Series Trust (the Trust). The
Portfolio of the Trust discussed in this supplement may not be available under your variable contract. For more information about the Portfolios available under your contract, please refer to your contract prospectus. The following should be read in conjunction with the Prospectus and should be retained for future reference. Defined terms used herein and not otherwise defined herein shall have the meanings given to them in the Prospectus.

I. New Subadvisory Arrangements for AST High Yield
Portfolio
 The Board of Trustees of the Trust recently approved replacing Pacific Investment Management Company LLC (PIMCO) as the subadviser for the AST High Yield Portfolio (the
High Yield Portfolio) with J.P. Morgan Investment
Management Inc. (J.P. Morgan) and Prudential Investment
Management, Inc. (PIM). Implementation of the proposed subadvisory agreement between the Investment Managers and PIM with respect to the High Yield Portfolio (the PIM
Subadvisory Agreement) was also subject to the approval of the beneficial holders of a majority of the High Yield
Portfolio's outstanding voting securities. The required shareholder approval of the PIM Subadvisory Agreement was obtained at a special shareholders' meeting that took place on August 4, 2010. As a result, it is expected that J.P.
Morgan and PIM will replace PIMCO as subadvisers to the High Yield Portfolio on or about September 13, 2010.
Depending upon market, economic, and financial conditions as of September 13, 2010 and the Trust's ability to implement certain legal agreements and custody arrangements, it may take several weeks for J.P. Morgan and PIM to dispose of securities and other financial instruments held by the High Yield Portfolio that were purchased by PIMCO and to begin to implement their own respective high yield investment strategies.

A. The table in the section of the Prospectus entitled
"Summary: AST High Yield Portfolio-Management of the
Portfolio" is hereby deleted and replaced with the following in order to reflect the replacement of PIMCO with J.P. Morgan and PIM as described above.

Investment Managers: Prudential Investments LLC and AST
Investment Services, Inc.

Subadviser: J.P. Morgan Investment Management Inc.

PORTFOLIO MANAGERS        PRIMARY TITLE WITH       HIGH YIELD
                          J.P. MORGAN              PORTFOLIO SERVICE
                                                   DATE
William J. Morgan         Managing Director        September 2010
James P. Shanahan         Managing Director        September 2010
James Gibson              Managing Director        September 2010

Subadviser: Prudential Investment Management, Inc.

PORTFOLIO MANAGERS          PRIMARY TITLE        HIGH YIELD
                              WITH PIM           PORTFOLIO SERVICE
                                                 DATE
Paul Appleby, CFA         Managing Director      September 2010
Robert Spano, CFA, CPA       Principal           September 2010
Stephen Haeckel              Principal           September 2010
Terence Wheat, CFA           Principal           September 2010
Michael J. Collins, CFA      Principal           September 2010

B. The section of the Prospectus entitled "More Detailed
Information On How The Portfolios Invest-AST High Yield
Portfolio" is hereby deleted and replaced with the following in order to reflect the replacement of PIMCO with J.P. Morgan and PIM as described above.

AST High Yield Portfolio

 Investment Objective: to seek maximum total return, consistent with preservation of capital and prudent investment management.

Subadvisory Arrangements: Effective on or about September
13, 2010, the assets of the High Yield Portfolio will be independently managed by J.P. Morgan Investment Management,
Inc. (J.P. Morgan) and Prudential Investment Management,
Inc. (each, a Subadviser and together, the Subadvisers) under a multi-manager structure. Pursuant to the multi-manager structure, the Investment Managers of the High
Yield Portfolio will determine and allocate a portion of the High Yield Portfolio's assets to each of PIM and J.P.
Morgan. It is initially expected that PIM will be responsible for managing approximately 60% of the High
Yield Portfolio's net assets, and that J.P. Morgan will be responsible for managing the remaining 40% of the High
Yield Portfolio's net assets. These allocations, however, will be reviewed by the Investment Managers periodically and may be altered or adjusted by the Investment Managers without prior notice. Such adjustments will be reflected in the annual update to the Prospectus.

Principal Investment Policies: The High Yield Portfolio will invest, under normal circumstances, at least 80% of the High Yield Portfolio's net assets plus any borrowings for investment purposes (measured at the time of purchase) in non-investment grade high-yield fixed-income investments, which may be represented by forwards or derivatives such as options, futures contracts, or swap agreements. Non-investment grade securities are securities rated Ba or lower by Moody's Investors Services, Inc. or equivalently rated by Standard & Poor's Ratings Services or
Fitch Ratings, or, if unrated, determined by the relevant
Subadviser to be of comparable quality.

The High Yield Portfolio may invest in all types of fixed income securities. The High Yield Portfolio will invest in non-investment grade fixed-income securities (commonly known as ''junk bonds'') that are considered predominantly speculative by traditional investment standards. Non-investment grade fixed-income securities and unrated securities of comparable credit quality are subject to the increased risk of an issuer's inability to meet principal and interest payment obligations. These securities may be subject to greater price volatility due to such factors as specific corporate or municipal developments, interest rate sensitivity, negative perceptions of the junk bond markets generally and less secondary market liquidity.

The High Yield Portfolio may purchase the securities of issuers that are in default. The High Yield Portfolio may engage in short sales. The High Yield Portfolio may invest in common stocks, warrants, rights, and other equity securities. The High Yield Portfolio may invest up to 10% of its total assets in preferred stock. The High Yield
Portfolio may invest up to 30% of its total assets in securities denominated in foreign currencies and may invest beyond this limit in U.S. dollar-denominated securities of foreign issuers. The High Yield Portfolio may invest up to 15% of its total assets in securities and instruments that are economically tied to emerging market countries.

To the extent the High Yield Portfolio invests in sovereign debt obligations, the High Yield Portfolio will be subject to the risk that the issuer of the sovereign debt or the governmental authorities that control the repayment of the debt may be unable or unwilling to repay the principal or interest when due. There are also risks associated with the general political and social environment of a country.
These factors may include among other things government instability, poor socioeconomic conditions, corruption, lack of law and order, lack of democratic accountability, poor quality of the bureaucracy, internal and external conflict, and religious and ethnic tensions. High political risk can impede the economic welfare of a country. The risks associated with the general economic environment of a country can encompass, among other things, low quality and growth rate of Gross Domestic Product ('GDP'), high inflation or deflation, high government deficits as a percentage of GDP, weak financial sector, overvalued exchange rate, and high current account deficits as a percentage of GDP. The risk factors associated with the inability of a country to pay its external debt obligations in the immediate future may include but are not limited to high foreign debt as a percentage of GDP, high foreign debt service as a percentage of exports, low foreign exchange reserves as a percentage of short-term debt or exports, and an unsustainable exchange rate structure.

The Portfolio may invest in all types of fixed income securities. The following paragraphs describe some of the specific types of fixed-income investments that the High
Yield Portfolio may invest in, and some of the specific investment practices that the High Yield Portfolio will engage in.

Corporate Debt Securities. Corporate debt securities include corporate bonds, debentures, notes and other similar instruments, including convertible securities and preferred stock. Debt securities may be acquired with warrants attached. The rate of return or return of principal on some debt obligations may be linked or indexed to exchange rates between the U.S. dollar and a foreign currency or currencies.

Derivative Instruments. The High Yield Portfolio may purchase and write call and put options on securities, securities indices and on foreign currencies. The High
Yield Portfolio may invest in interest rate futures contracts, stock index futures contracts and foreign currency futures contracts and options thereon that are traded on U.S. or foreign exchanges or boards of trade. The
High Yield Portfolio may also enter into swap agreements with respect to foreign currencies, interest rates and securities indices. The High Yield Portfolio may use these techniques to hedge against changes in interest rates, currency exchange rates or securities prices or as part of its overall investment strategy. The High Yield Portfolio's investments in swap agreements are described directly below.

Swap Agreements. The High Yield Portfolio may enter into interest rate, index, total return, credit and currency exchange rate swap agreements for the purposes of attempting to obtain a desired return at a lower cost than if the High Yield Portfolio had invested directly in an instrument that yielded the desired return. The High Yield
Portfolio may also enter into options on swap agreements. A swap option is a contract that gives a counterparty the right (but not the obligation) in return for payment of a premium, to enter into a new swap agreement or to shorten, extend, cancel or otherwise modify an existing swap agreement, at some designated future time on specified terms. Swap agreements are two-party contracts entered into primarily by institutional investors for periods ranging from a few weeks to more than one year. In a standard
"swap" transaction, the two parties agree to exchange the returns (or differentials in rates of return) earned or realized on particular investments or instruments. The returns to be exchanged between the parties are calculated with respect to a "notional amount," i.e., a specified dollar amount that is hypothetically invested at a particular interest rate, in a particular foreign currency, or in a "basket" of securities representing a particular index. Commonly used swap agreements include interest rate caps, under which, in return for a premium, one party agrees to make payments to the other to the extent that interest rates exceed a specified rate or "cap"; interest floors, under which, in return for a premium, one party agrees to make payments to the other to the extent that interest rates fall below a specified level or "floor"; and interest rate collars, under which a party sells a cap and purchases a floor or vice versa in an attempt to protect itself against interest rate movements exceeding given minimum or maximum levels.

The High Yield Portfolio may enter into credit default swap agreements. The "buyer" in a credit default contract is obligated to pay the "seller" a periodic stream of payments over the term of the contract provided that no event of default on an underlying reference obligation has occurred.
If an event of default occurs, the seller must pay the buyer the full notional value, or "par value," of the reference obligation in exchange for the reference obligation. The High Yield Portfolio may be either the buyer or seller in a credit default swap transaction. If the High Yield Portfolio is a buyer and no event of default occurs, the High Yield Portfolio will lose its investment and recover nothing. However, if an event of default occurs, the High Yield Portfolio (if the buyer) will receive the full notional value of the reference obligation that may have little or no value. As a seller, the High
Yield Portfolio receives a fixed rate of income throughout the term of the contract, which typically is between six months and three years, provided that there is no default event. If an event of default occurs, the seller must pay the buyer the full notional value of the reference obligation. Credit default swap transactions involve greater risks than if the High Yield Portfolio had invested in the reference obligation directly.

Under most swap agreements entered into by the High Yield
Portfolio, the parties' obligations are determined on a "net basis." Consequently, the High Yield Portfolio's obligations (or rights) under a swap agreement will generally be equal only to a net amount based on the relative values of the positions held by each party.

Whether the High Yield Portfolio's use of swap agreements will be successful will depend on the Subadviser's ability to predict that certain types of investments are likely to produce greater returns than other investments. Moreover, the High Yield Portfolio may not receive the expected amount under a swap agreement if the other party to the agreement defaults or becomes bankrupt. The swaps market is relatively new and is largely unregulated.

For purposes of applying the High Yield Portfolio's investment policies and restrictions (as stated in the Prospectus and the Trust's Statement of Additional
Information, dated May 1, 2010 (the Trust's SAI)) swap agreements are generally valued by the High Yield Portfolio at market value. In the case of a credit default swap sold by the High Yield Portfolio (i.e., where the High Yield
Portfolio is selling credit default protection), however, the High Yield Portfolio will generally value the swap at its notional amount. The manner in which certain securities or other instruments are valued by the High Yield Portfolio for purposes of applying investment policies and restrictions may differ from the manner in which those investments are valued by other types of investors.

Collateralized Debt Obligations. The High Yield Portfolio may invest in collateralized debt obligations ("CDOs"), which includes collateralized bond obligations ("CBOs"), collateralized loan obligations ("CLOs") and other similarly structured securities. CBOs and CLOs are types of asset-backed securities. A CBO is a trust which is backed by a diversified pool of high risk, below investment grade fixed income securities. A CLO is a trust typically collateralized by a pool of loans, which may include, among others, domestic and foreign senior secured loans, senior unsecured loans, and subordinate corporate loans, including loans that may be rated below investment grade or equivalent unrated loans.

For both CBOs and CLOs, the cashflows from the trust are split into two or more portions, called tranches, varying in risk and yield. The riskiest portion is the "equity" tranche which bears the bulk of defaults from the bonds or loans in the trust and serves to protect the other, more senior tranches from default in all but the most severe circumstances. Since it is partially protected from defaults, a senior tranche from a CBO trust or CLO trust typically have higher ratings and lower yields than their underlying securities, and can be rated investment grade.
Despite the protection from the equity tranche, CBO or CLO tranches can experience substantial losses due to actual defaults, increased sensitivity to defaults due to collateral default and disappearance of protecting tranches, market anticipation of defaults, as well as aversion to CBO or CLO securities as a class.

The risks of an investment in a CDO depend largely on the type of the collateral securities and the class of the CDO in which the High Yield Portfolio invests. Normally, CBOs,
CLOs and other CDOs are privately offered and sold, and thus, are not registered under the securities laws. As a result, investments in CDOs may be characterized by the High Yield Portfolio as illiquid securities, however an active dealer market may exist for CDOs allowing a CDO to qualify for Rule144A transactions. In addition to the normal risks associated with fixed income securities discussed elsewhere in this Prospectus and the Trust's SAI
(e.g., interest rate risk and default risk), CDOs carry additional risks including, but are not limited to: (i) the possibility that distributions from collateral securities will not be adequate to make interest or other payments;
(ii) the quality of the collateral may decline in value or default; (iii) the High Yield Portfolio may invest in CDOs that are subordinate to other classes; and (iv) the complex structure of the security may not be fully understood at the time of investment and may produce disputes with the issuer or unexpected investment results.

Bank Loans. The High Yield Portfolio may invest in bank loans, including below investment grade bank loans (which are often referred to as leveraged loans). Bank loans include fixed and floating rate loans that are privately negotiated between a corporate borrower and one or more financial institutions, including, but not limited to, term loans, revolvers, delayed draw loans, synthetic letters of credit, and other instruments issued in the bank loan market. The High Yield Portfolio may acquire interests in loans directly (by way of assignment from the selling institution) or indirectly (by way of the purchase of a participation interest from the selling institution). Under a bank loan assignment, the High Yield Portfolio generally will succeed to all the rights and obligations of an assigning lending institution and becomes a lender under the loan agreement with the relevant borrower in connection with that loan. Under a bank loan participation, the High
Yield Portfolio generally will have a contractual relationship only with the lender, not with the relevant borrower. As a result, the High Yield Portfolio generally will have the right to receive payments of principal, interest, and any fees to which it is entitled only from the lender selling the participation and only upon receipt by the lender of the payments from the relevant borrower.

Variable and Floating Rate Securities. Variable and floating rate securities provide for a periodic adjustment in the interest rate paid on the obligations. The interest rates on these securities are tied to other interest rates, such as money-market indices or Treasury bill rates, and reset periodically. While these securities provide the High
Yield Portfolio with a certain degree of protection against losses caused by rising interest rates, they will cause the High Yield Portfolio's interest income to decline if market interest rates decline.

Inflation-Indexed Bonds. Inflation-indexed bonds are fixed income securities whose principal value is periodically adjusted according to the rate of inflation. The interest rate on these bonds is fixed at issuance, and is generally lower than the interest rate on typical bonds. Over the life of the bond, however, this interest will be paid based on a principal value that has been adjusted for inflation.
Repayment of the adjusted principal upon maturity may be guaranteed, but the market value of the bonds is not guaranteed, and will fluctuate. The High Yield Portfolio may invest in inflation-indexed bonds that do not provide a repayment guarantee. While these securities are expected to be protected from long-term inflationary trends, short-term increases in inflation may lead to losses.

Event-Linked Bonds. Event-linked bonds are fixed income securities for which the return of principal and payment of interest is contingent upon the non-occurrence of a specific "trigger" event, such as a hurricane or other physical or weather-related phenomenon. Some event-linked bonds are commonly referred to as "catastrophe bonds." If the trigger event occurs, the High Yield Portfolio may lose all or a portion of the amount it invested in the bond.
Event-linked bonds often provide for an extension of maturity to process and audit loss claims where a trigger event has, or possibly has, occurred. An extension of maturity may increase volatility. Event-linked bonds may also expose the High Yield Portfolio to certain unanticipated risks including credit risk, adverse regulatory or jurisdictional interpretations, and adverse tax consequences. Event-linked bonds may also be subject to liquidity risk.

Mortgage-Related and Other Asset-Backed Securities. The
High Yield Portfolio may invest all of its assets in mortgage-backed and other asset-backed securities, including collateralized mortgage obligations. The value of some mortgage-backed and asset-backed securities in which the High Yield Portfolio invests may be particularly sensitive to changes in market interest rates.

Reverse Repurchase Agreements and Dollar Rolls. In addition to entering into reverse repurchase agreements, the High
Yield Portfolio may also enter into dollar rolls. In a dollar roll, the High Yield Portfolio sells mortgage-backed or other securities for delivery in the current month and simultaneously contracts to purchase substantially similar securities on a specified future date. The High Yield
Portfolio forgoes principal and interest paid on the securities sold in a dollar roll, but the High Yield
Portfolio is compensated by the difference between the sales price and the lower price for the future purchase, as well as by any interest earned on the proceeds of the securities sold. The High Yield Portfolio also could be compensated through the receipt of fee income. Reverse repurchase agreements and dollar rolls can be viewed as collateralized borrowings and, like other borrowings, will tend to exaggerate fluctuations in Portfolio's share price and may cause the High Yield Portfolio to need to sell portfolio securities at times when it would otherwise not wish to do so.

Foreign Securities. The High Yield Portfolio may invest up to 30% of its total assets in securities denominated in foreign currencies and may invest beyond this limit in U.S.
dollar-denominated securities of foreign issuers. The High
Yield Portfolio may invest up to 15% of its total assets in securities of issuers based in developing countries (as determined by the relevant Subadviser). The High Yield
Portfolio may buy and sell foreign currency futures contracts and options on foreign currencies and foreign currency futures contracts, and enter into forward foreign currency exchange contracts for the purpose of hedging currency exchange risks arising from the High Yield
Portfolio's investment or anticipated investment in securities denominated in foreign currencies. The High
Yield Portfolio may also use foreign currency options and foreign currency forward contracts to increase exposure to a foreign currency or to shift exposure to foreign currency fluctuations from one country to another.

Short Sales and Short Sales "Against the Box." The High
Yield Portfolio may make short sales of securities, either as a hedge against potential declines in value of a portfolio security or to realize appreciation when a security that the High Yield Portfolio does not own declines in value. When the High Yield Portfolio makes a short sale, it borrows the security sold short and delivers it to the broker-dealer through which it made the short sale. The High Yield Portfolio may have to pay a fee to borrow particular securities and is often obligated to turn over any payments received on such borrowed securities to the lender of the securities.

The High Yield Portfolio secures its obligation to replace the borrowed security by depositing collateral with the broker-dealer, usually in cash, U.S. Government securities or other liquid securities similar to those borrowed. With respect to the uncovered short positions, the High Yield
Portfolio is required to (i) deposit similar collateral with its custodian or otherwise segregate collateral on its records, to the extent that the value of the collateral in the aggregate is at all times equal to at least 100% of the current market value of the security sold short, or (ii) the High Yield Portfolio must otherwise cover its short position. No more than 25% of the High Yield Portfolio's net assets may be used as collateral or segregated for purposes of securing a short sale obligation. Depending on arrangements made with the broker-dealer from which the High Yield Portfolio borrowed the security, regarding payment over of any payments received by the High Yield
Portfolio on such security, the High Yield Portfolio may not receive any payments (including interest) on its collateral deposited with such broker-dealer. Because making short sales in securities that it does not own exposes the High Yield Portfolio to the risks associated with those securities, such short sales involve speculative exposure risk. As a result, if the High Yield Portfolio makes short sales in securities that increase in value, it will likely underperform similar mutual funds that do not make short sales in securities they do not own. The High
Yield Portfolio will incur a loss as a result of a short sale if the price of the security increases between the date of the short sale and the date on which the High Yield
Portfolio replaces the borrowed security. Theoretically, the amount of these losses can be unlimited, although for fixed-income securities an interest rate of 0% forms an effective limit on how high a securities' price would be expected to rise. The High Yield Portfolio will realize a gain if the security declines in price between those dates.
The High Yield Portfolio's gain is limited to the price at which it sold the security short. No assurance can be given that the High Yield Portfolio will be able to close out a short sale position at any particular time or at an acceptable price. To that end, the third party to the short sale may fail to honor its contract terms, causing a loss to the High Yield Portfolio.

The High Yield Portfolio may also make short sales against-the-box. A short sale against-the-box is a short sale in which the High Yield Portfolio owns an equal amount of the securities sold short, or securities convertible or exchangeable for, with or without payment of any further consideration, such securities. However, if further consideration is required in connection with the conversion or exchange, cash or other liquid assets, in an amount equal to such consideration must be segregated on the High
Yield Portfolio's records or with the Trust's Custodian.

Illiquid or Restricted Securities. The High Yield Portfolio may invest up to 15% of its net assets in illiquid securities. An illiquid security is one that may not be sold or disposed of in the ordinary course of business within seven days at approximately the price used to determine the High Yield Portfolio's net asset value.
Illiquid securities include, but are not limited to, certain securities sold in private placements with restrictions on resale and not traded, repurchase agreements maturing in more than seven days, and other investment determined not to be readily marketable. The 15% limit is applied as of the date the High Yield Portfolio purchases an illiquid security. It is possible that the High Yield Portfolio's holding of illiquid securities could exceed the 15% limit for example as a result of market developments (e.g., an increase in the value of the Portfolio's illiquid holdings and/or a decrease in the value of the Portfolio's liquid holdings) or redemptions.

The High Yield Portfolio may purchase certain restricted securities that can be resold to institutional investors and which may be determined to be liquid pursuant to the procedures of the Portfolios. In many cases, those securities are traded in the institutional market under Rule 144A under the Securities Act of 1933. Securities determined to be liquid under these procedures are not subject to the above-described 15% limit.

U.S. Government Securities. The High Yield Portfolio may invest in various types of U.S. Government securities, including those that are supported by the full faith and credit of the United States; those that are supported by the right of the issuing agency to borrow from the U.S.
Treasury; those that are supported by the discretionary authority of the U.S. Government to purchase the agency's obligations; and still others that are supported only by the credit of the instrumentality.

Municipal Securities. The High Yield Portfolio may, from time to time, invest in municipal bonds including general obligation and revenue bonds. General obligation bonds are secured by the issuer's pledge of its faith, credit and taxing power for the payment of principal and interest, whereas revenue bonds are payable only from the revenues derived from a particular facility or class of facilities or, in some cases, from the proceeds of a special excise or other specific revenue source. The High Yield Portfolio may also invest in municipal notes including tax, revenue and bond anticipation notes which are issued to obtain funds for various public purposes. Municipal securities include notes and bonds issued by or on behalf of states, territories and possessions of the United States and their political subdivisions, agencies and instrumentalities and the District of Columbia, the interest on which is generally eligible for exclusion from federal income tax and, in certain instances, applicable state or local income and personal property taxes. Such securities are traded primarily in the over-the-counter market.

C. The section of the Prospectus entitled "How the Fund Is
Managed- Portfolio Managers-AST High Yield Portfolio" is hereby deleted and replaced with the following in order to reflect the replacement of PIMCO with J.P. Morgan and PIM as described above.

AST High Yield Portfolio
J.P. Morgan Segment.The portfolio management team for the J.P. Morgan segment of the High Yield Portfolio is comprised of William J. Morgan, James P. Shanahan, and
James E. Gibson.

William J. Morgan, Managing Director, is a high yield team leader and the portfolio manager for accounts in the high yield, aggressive income high yield, and insurance asset BB styles. An employee of J.P. Morgan or predecessor firms since 1998, Mr. Morgan has worked in the high yield investment industry since 1982.

James P. Shanahan, Managing Director. An employee of J.P.
Morgan or predecessor firms since 1998, Mr. Shanahan is a high yield co-portfolio manager for general high yield mandates, responsible for distressed and special situation investments, and collateralized bond obligation portfolios.

James E. Gibson, Managing Director, is a principal high yield trader in the U.S. Fixed Income Group and has been an employee of J.P. Morgan or predecessor firms since 1998.
PIM Segment.The PIM segment of the High Yield Portfolio is managed by the High Yield Team at Prudential Fixed Income
Management. The Team is headed by Paul Appleby and also includes portfolio managers Stephen Haeckel, Terence Wheat,
Robert Spano, and Michael Collins.

Paul Appleby, CFA, is Managing Director and Head of
Prudential Fixed Income's Leveraged Finance Team, which includes the High Yield Sector Team and the Bank Loan
Sector Team. Previously, he was Director of Credit Research and Chief Equity Strategist for Prudential Financial's proprietary portfolios. Mr. Appleby also was a high yield credit analyst and worked in Prudential Financial's private placement group. Before joining Prudential Financial in 1987, he was a strategic planner for Amerada Hess. Mr.
Appleby received a BS in Economics from The Wharton School of the University of Pennsylvania and an MBA from the Sloan
School at the Massachusetts Institute of Technology. He holds the Chartered Financial Analyst designation.

Robert Spano, CFA, CPA, is a Principal and high yield portfolio manager for Prudential Fixed Income's High Yield
Bond Team. Prior to assuming his current position in 2007, Mr. Spano was a high yield credit analyst for 10 years in Prudential Fixed Income's Credit Research Unit, covering the health, lodging, consumer, gaming, restaurants, and chemical industries. Earlier, he worked as an investment analyst in the Project Finance Unit of Prudential
Financial's private placement group. Mr. Spano also held positions in the internal audit and risk management units of Prudential Securities. He received a BS in Accounting from the University of Delaware and an MBA from New York
University. Mr. Spano holds the Chartered Financial Analyst and Certified Public Accountant designations.

Stephen Haeckel is Principal and high yield portfolio manager for Prudential Fixed Income's High Yield Team.
Before assuming this role in 1999, Mr. Haeckel was a credit analyst. He has also worked in Prudential Financial's
Corporate Finance and Financial Restructuring groups, managing Prudential Financial's private investments. Mr.
Haeckel served on the Board of Directors of three private companies in conjunction with the Financial Restructuring
Group. Prior to joining Prudential Financial in 1990, he was an Investment Officer at MONY Capital Management. Mr.
Haeckel received a BS in Psychology from Dartmouth College and an MBA from the J.L. Kellogg Graduate School of Management at Northwestern University.

Terence Wheat, CFA, is Principal and high yield portfolio manager for Prudential Fixed Income's High Yield Team.
Prior to assuming his current position in 2005, Mr. Wheat spent 12 years as a credit analyst in Prudential Fixed
Income's Credit Research Group, where he was responsible for the consumer products, gaming and leisure, retail, supermarkets, and textile/apparel industries. Mr. Wheat covered high yield bonds from 1998 to 2003, and investment grade issues from 1993 to 1998. Earlier, he worked for Prudential's Financial Management Group and Individual
Insurance Unit. Mr. Wheat joined Prudential Financial in
1988. He received a BS in Accounting and an MBA from Rider
University. Mr. Wheat holds the Chartered Financial Analyst
(CFA) designation.

Michael J. Collins, CFA, is Senior Investment Officer and Co-Portfolio Manager for Core Plus Fixed Income strategies at Prudential Fixed Income. Mr. Collins formulates credit strategy for these multi-sector portfolios and works with the corporate and high yield teams on portfolio strategy and construction. Previously, Mr. Collins was High Yield Investment Strategist. Mr. Collins was also a credit research analyst, covering investment grade and high yield corporate credits. Additionally, he developed proprietary quantitative international interest rate and currency valuation models for our global bond unit. Mr. Collins began his career at Prudential Financial in 1986 as a software applications designer. He received a BS in Mathematics and Computer Science from the State University of New York at Binghamton and an MBA in Finance from New York University. Mr. Collins holds the Chartered Financial Analyst (CFA) designation and is a Fellow of the Life Management Institute. Mr. Collins is Treasurer for the
Board of Trustees of the Center for Educational
Advancement, a nonprofit organization with the mission of providing jobs and job training to people with disabilities.